EXHIBIT 99.1

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David S. Bem and Michelle E. Williams join Brady Corporation Board of Directors

MILWAUKEE (February 8, 2019)-Brady Corporation (NYSE: BRC) (“Brady” or “Company”) announced that Dr. David S. Bem and Dr. Michelle E. Williams will join its Board of Directors, effective February 18, 2019.
Dr. Bem is Vice President of Science and Technology and Chief Technology Officer for PPG, a global manufacturer of paints, coatings and specialty materials. Prior to PPG, he spent 8 years at Dow Chemical Company in a number of research and development roles, most recently as Vice President, Research and Development Consumer Solutions and Infrastructure Solutions, and also worked in research and development roles at Celanese Corporation and UOP/Honeywell International, Inc.
“I am impressed with Brady’s robust product pipeline and the investments made by the Company in new product development and innovation. This has been the focus of my career and I look forward to helping guide this process,” said Dr. Bem.
Dr. Williams is Global Group President for Altuglas International, a subsidiary of Arkema with approximately $1 billion in annual revenues. Dr. Williams leads this subsidiary, which is a global integrated leader in polymethyl methacrylate technology which is most frequently used in acrylic glass. She joined Arkema in 2011, first as a global group president for the Oxygenes and Derivatives group before being named Global Group President of Altuglas in 2015. Prior to Arkema, she spent 23 years with Rohm and Haas Company and Dow Chemical in manufacturing, commercial, strategy and general management positions. She was General Manager, Chemical Mechanical Polishing Technologies, and later, General Manager, Adhesives and Sealants.
“Brady is a global leader in safety and identification solutions,” said Williams. “I’m looking forward to working with Brady’s leadership team and its Board of Directors as the Company continues to focus on developing innovative solutions that solve their customers’ problems.”
“Drs. Bem’s and Williams’ expertise in the product development process and global operations will make them tremendous assets to the Brady Board of Directors,” said Conrad Goodkind, Chair of Brady’s Board of Directors.
Bem received a PhD in Inorganic Chemistry from the Massachusetts Institute of Technology and a Bachelor of Arts degree in Chemistry from West Virginia University.
Williams holds a PhD in Physical Chemistry from the University of Utah and a Bachelor of Science in Chemistry from Pace University in New York.
“As Brady continues to focus on innovation and new product development, we’re pleased to bring two leaders with strong backgrounds in technology to our board,” said Michael Nauman, Brady’s President and Chief Executive Officer.

Brady Corporation is an international manufacturer and marketer of complete solutions that identify and protect people, products and places. Brady’s products help customers increase safety, security, productivity and performance and include high-performance labels, signs, safety devices, printing systems and software. Founded in 1914, the Company has a diverse customer base in electronics, telecommunications, manufacturing, electrical, construction, medical, aerospace and a variety of other industries.  Brady is headquartered in Milwaukee, Wisconsin and as of July 31, 2018, employed approximately 6,200 people in its worldwide businesses. Brady’s fiscal 2018 sales were approximately $1.17 billion. Brady stock trades on the New York Stock Exchange under the symbol BRC. More information is available at www.bradycorp.com.

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